Exhibit 10.31

Execution Version

Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

April 28, 2023

LOTUS TECHNOLOGY INC.
as the Issuer

and

Momenta Global Limited
as the Investor

CONVERTIBLE NOTE PURCHASE AGREEMENT

Contents

Clause	Page

1.	DEFINITIONS	1

2.	ISSUANCE AND PURCHASE OF THE NOTE	6

3.	CLOSING	6

4.	CONDITIONS PRECEDENT	7

5.	REPRESENTATIONS AND WARRANTIES	8

6.	RESTRICTIONS ON DISPOSITION	15

7.	USE OF PROCEEDS	15

8.	EXPENSES	15

9.	COVENANTS	15

10.	CONFIDENTIALITY	16

11.	INDEMNIFICATION	17

12.	TERMINATION	18

13.	NOTICES	18

14.	MISCELLANEOUS	19

15.	GOVERNING LAW AND DISPUTE RESOLUTION	20

SCHEDULE 1	FORM OF CONVERTIBLE SENIOR NOTE

SCHEDULE 2	DISCLOSURE SCHEDULE

SCHEDULE 3	REGISTRATION RIGHT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is made on April 28, 2023

BETWEEN:

(1)	LOTUS TECHNOLOGY INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Issuer”); and

(2)	Momenta Global Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Investor”).

(All the foregoing parties shall together be referred to as the “Parties” and each a “Party”.)

WHEREAS:

(A)	The Issuer proposes to issue, and the Investor proposes to subscribe for, on and subject to the terms and conditions set out in this Agreement, a senior unsecured convertible note in the principal amount equal to the Purchase Price (as defined below), convertible into fully paid Conversion Shares (as defined below).

(B)	The Issuer intends to apply for a listing of its securities on New York Stock Exchange, The Nasdaq Stock Market or such other internationally recognized stock exchange duly approved according to the Shareholders Agreement (as defined below) and the Articles (as defined below) (“Approved Exchange”), as the case may be, through a De-SPAC Transaction (the “Listing”), following the consummation of the transactions contemplated hereby.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1	The following terms and expressions used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Without limiting the generality of the foregoing, a natural person’s Affiliates shall include such natural person’s spouse, children, parents, siblings, spouse’s parents, spouse’s siblings and their spouses, children’s spouses, siblings’ spouses, and any other Person that directly or indirectly Controlled by any of the aforesaid individuals.

“Articles” means the memorandum and articles of association of the Issuer as amended from time to time;

“Authority” means any governmental or regulatory commission, board, body, authority or agency, or any stock exchange, self-regulatory organisation or other non-governmental regulatory authority, or any court, tribunal or arbitrator, in each case whether national, central, federal, provincial, state, regional, municipal, local, domestic or foreign;

“Board” means the board of directors of the Issuer;

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or another day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the U.S. or the Cayman Islands;

“Closing” means the completion of the issuance and subscription of the Note by the Investor in accordance with clause 3;

“Closing Date” means the date of the Closing, which shall be within ten (10) Business Days after the conditions to the Closing set forth in clause 4 below (other than those conditions that by their nature are to be satisfied at the Closing including without limitation, clause 4.2(d), but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived, or on such other date as the parties may otherwise agree in writing;

“Company Registered IP” means Company Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any applicable Authority;

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Issuer or any of its Subsidiaries,

“Confidential Information” has the meaning given to it in clause 10.1;

“Contract” means, a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral;

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Conversion Shares” means the ordinary shares, par value US$0.00001 per share, of the Issuer issuable upon the conversion of the Note in accordance with the Convertible Senior Note;

“Convertible Senior Note” or “Note” means each instrument to be executed by the Issuer constituting the Note in the form set out in Schedule 1 to this Agreement, and “Convertible Senior Notes” or “Notes” shall be construed accordingly;

“De-SPAC Transaction” means a business combination involving a special purpose acquisition company, pursuant to which the Issuer’s capital stock is, or is exchanged for equity securities of a person that is, listed or approved for listing on an Approved Exchange.

“Event of Default” means any event or circumstances specified as such in the Convertible Senior Note;

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Authority;

“Group” or “Group Companies” means collectively the Issuer and its Subsidiaries, and a “Group Company” means any entity within the Group;

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including: (a) patents, (b) trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, toll-free numbers, domain names, social media handles and accounts, and other forms indicia of origin, whether or not registerable as a trademark in any given jurisdiction, together with registrations, renewals, and applications therefor, and the goodwill associated with any of the foregoing, (c) copyrights, rights in works of authorship and mask works, (d) rights in software, (e) all trade secrets and other confidential or proprietary information, including know-how and inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, source code, documentation, processes, models, technology, formulae, customer lists, supplier lists, data, databases, and data collections and all rights therein, business and marketing plans, methodologies and all other information, in each case, that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, extensions, combinations, divisions, reissues and renewals for any of the foregoing in (a)-(d), and (h) all rights in all of the foregoing (a)-(g), including all rights to claim for damages by reason of infringement, misappropriation or violation thereof, with the right to sue for, and collect the same;

“Knowledge of the Issuer” means the actual knowledge of Mr. Feng Qingfeng and Mr. LEE Kuen Long or the knowledge that any of them would be deemed to have after making such due inquiry as a prudent business person would have made in the management of his or her business affairs;

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Authority, in each case as amended, and any and all applicable Governmental Orders;

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by Contract, understanding, law, equity or otherwise;

“Material Adverse Effect” means any event or circumstance or any combination of them that is materially adverse to (x) the business, operations, assets, properties, business or financial condition, results or prospects of the Group taken as a whole or (y) the ability of the Issuer to perform its obligations under this Agreement or any other Transaction Document; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or generally accepted accounting principles or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any action taken by, or at the request of, the Investor, (g) any matter set forth on the Disclosure Schedule or disclosed to the Investor on any document made available to the Investor on or prior to the date of this Agreement, (h) any events that are cured by the Issuer prior to the Closing, or (i) any worsening of the events referred to in clauses (a), (b), (d), (e) or (g) to the extent existing as of the date of this Agreement;

“Material Contract” means each currently effective agreements, contracts, leases, licenses, instruments, commitments and other obligations to which a Group Company is a party or by which it is bound that: (i) involves obligations (contingent or otherwise), payments or revenues to or by the Issuer or any of its Subsidiaries in excess of $10,000,000 during the twelve-month period ended on September 30, 2022, (ii) involves (A) indebtedness for borrowed money having an outstanding principal amount in excess of $10,000,000 or (B) an extension of credit, a guaranty, surety, deed of trust, or the grant of a Lien, in each case, to secure any indebtedness having a principal or stated amount in excess of $10,000,000; (iii) involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of $10,000,000; (iv) grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Issuer and its Subsidiaries, taken as a whole; (v) involves the establishment, contribution to, or operation of a partnership, joint venture or similar arrangement, or involving a sharing of profits or losses, involving payments of an amount higher than $10,000,000; or (vi) contains any exclusivity, “most favored nation”, minimum use or purchase requirements.

“Material Subsidiary” has the meaning ascribed to such term in the Convertible Senior Note;

“Maturity Date” shall have the meaning ascribed to such term in the Convertible Senior Note.

“PIPE Investment” shall have the meaning ascribed to such term in the Convertible Senior Note.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

“PRC” means the People’s Republic of China, and for the purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region and Taiwan;

“Purchase Price” has the meaning given to it in clause 2.1;

“Representatives” has the meaning given to it in clause 10.1;

“Required Internal Approval” has the meaning given to it in clause 3.2;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Shareholders Agreement” means the Fourth Amended and Restated Shareholders Agreement of Lotus Technology Inc., dated as of September 20, 2022;

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person from time to time;

“Surviving Provisions” means clauses 1 (Definitions), 8 (Expenses), 13 (Confidentiality), 15 (Termination), 13 (Notices), 17 (Miscellaneous) and 15 (Governing law and Dispute Resolution);

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Taxes” means, (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Authority in connection with any item described in sub-clause (a) above, and (c) any form of transferee liability imposed by any Authority in connection with any item described in sub-clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in sub-clause (i)(a) and (i)(b) above;

“Transaction Documents” means this Agreement, the Convertible Senior Note, and any and all other agreements and instruments being or to be entered into by the parties to this Agreement in connection with the transactions contemplated by any of the foregoing;

“U.S.” means the United States of America; and

“US$” and “US dollars” means United States dollars, the legal currency of the U.S.

1.2           In this Agreement:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include each gender and all genders;

(c)	the term “or” is not exclusive;

(d)	the term “including” shall be deemed to be followed by “but not limited to”;

(e)	references to clauses and the Schedules are, unless stated otherwise, references to clauses of and the schedules to this Agreement;

(f)	headings are inserted for convenience only and will not affect the construction of this Agreement;

(g)	any reference to an enactment or a statutory provision is a reference to it as it may have been or may from time to time be amended, modified, consolidated or re-enacted;

(h)	the terms “hereof”, “herein” and “hereunder” (and any other similar expressions) refer to this Agreement as a whole and not to any particular clause or other portion hereof; and

(i)	each representation, warranty, agreement, and covenant contained herein will have independent significance, regardless of whether also addressed by a different or more specific representation, warranty, agreement, or covenant.

1.3           The recitals and the Schedules shall be deemed to be incorporated in this Agreement.

2.	ISSUANCE AND PURCHASE OF THE NOTE

2.1	Subject to and in accordance with the provisions of this Agreement, the Issuer agrees to issue and sell to the Investor, and the Investor agrees to subscribe for and purchase, a Convertible Senior Note for a purchase price equal to US$ equivalent of RMB 80,000,000 as calculated based on the Exchange Rate (the “Purchase Price”) at the Closing. “Exchange Rate” means the US$/RMB central parity rate set by the People’s Bank of China as of the Closing Date.

3.	CLOSING

3.1	The Closing shall take place remotely on the Closing Date via the exchange of documents and signatures, so long as the conditions precedent to the Closing set forth in clause 4 below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or duly waived as of the Closing Date.

3.2	The Issuer shall, prior to the Closing Date, procure that (a) meetings of the Board are duly convened and held or resolutions in writing of the Board are passed in accordance with the Articles and the Shareholders Agreement at/for which: (i) the execution of this Agreement and the other Transaction Documents and the performance of the Issuer’s obligations hereunder and thereunder; (ii) the issuance of the Note to the Investor in accordance with this Agreement; (iii) the conversion of the Note and the issuance of the Conversion Shares; and (iv) the performance by the Issuer of its other obligations under the Transaction Documents, have been approved and/or ratified, and (b) waiver from each of its shareholders of any pre-emptive right to subscribe for the Note or Conversion Shares is obtained ((a) and (b) are collectively referred to as the “Required Internal Approval”).

3.3	At the Closing:

(a)	the Issuer shall deliver the following to the Investor:

(i)	a Convertible Senior Note dated as of the Closing Date with an aggregate principal amount of the Purchase Price, duly executed by the Issuer;

(ii)	a certificate referred to in clause 4.2(f); and

(iii)	copies of all other Transaction Documents, if applicable, duly executed by all parties thereto (other than the Investor or its Affiliates).

(b)	against delivery of the items set out in clause 3.3(a) and the Issuer delivering a written notice to the Investor of all closing conditions being satisfied or waived (as applicable), the Investor shall (i) pay or cause to be paid the Purchase Price to the Issuer by wire transfer of immediately available funds in US dollars to a bank account designated by the Issuer, evidence of such payment taking the form of a confirmation from the paying bank that it has made such payment or a SWIFT message showing such wire transfer, and (ii) deliver to the Issuer a certificate, referred to in clause 4.3(c).

4.            CONDITIONS PRECEDENT

4.1	The obligations of the Parties to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following condition:

(a)	no injunction, interim or otherwise, having been granted in respect of the Issuer and no law having been enacted, issued or promulgated that would enjoin or prohibit or fundamentally alter the terms of the transactions contemplated by the Transaction Documents.

4.2	The obligations of the Investor to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Investor in its sole discretion:

(a)	the representations and warranties of the Issuer contained in clause 5.1 shall be true and correct as of the date hereof and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date) in all material respects (except for those representations and warranties that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception, which shall be true and correct to such extent);

(b)	the Issuer shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by it on or prior to the Closing Date, including providing all deliverables set forth in clause 3.3(a) hereof;

(c)	there shall not exist or have occurred any event, circumstance, development or change that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect;

(d)	the transactions contemplated under the equity transfer agreement (《股权转让协议》) (the “Onshore Transfer Agreement”) dated April 28, 2023 by and among Chusudu (Suzhou) Technology Co., Ltd. (初速度（苏州）科技有限公司), Sanya Lotus Venture Investment Co., Ltd. (三亚路特斯创业投资有限责任公司) and certain other parties thereto shall have been completed; and

(e)	the Issuer shall have delivered to the Investor a certificate, dated as of the Closing Date, executed by a duly authorized director or officer of the Issuer, certifying (i) the satisfaction of the conditions specified in clauses 4.2(a) through (d) above; and (ii) that the Required Internal Approval was duly obtained by the Issuer in accordance with the Articles and the Shareholders Agreement, and are correct, complete and in full force and effect as of the Closing Date.

4.3	The obligations of the Issuer to consummate the transactions contemplated under this Agreement with the Investor are subject to the satisfaction, on the Closing Date, of the following conditions, any of which may be waived in writing by the Issuer with respect to that Investor in its sole discretion:

(a)	the representations and warranties of the Investor contained in clause 5.2 hereof shall be true and correct as of the date hereof and as of the Closing Date (except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date) in all material respects (except for those representations and warranties that are qualified by “material” or “Material Adverse Effect” or any similar qualification or exception, which shall be true and correct to such extent);

(b)	the Investor shall have performed and complied with, in all material respects, the covenants, obligations and agreements required under the Transaction Documents to be performed or complied with by the Investor on or prior to the Closing Date; and

(c)	the Investor shall have delivered to the Issuer a certificate, dated as of the Closing Date, executed by a duly authorized director or officer of the Investor, certifying the satisfaction of the conditions specified in clauses 4.3(a) through (b) above.

5.           REPRESENTATIONS AND WARRANTIES

Representations and Warranties of the Issuer

5.1	Subject to such exceptions specifically set forth in the Disclosure Schedule attached hereto as Schedule 2 (the “Disclosure Schedule”), the Issuer represents and warrants to the Investor that each of the statements as follows as of the date hereof and as of the Closing:

(a)	Organization, Good Standing and Qualification. Each Group Company is (i) duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, (ii) has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, and (iii) is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except in the case of clause (iii), where the failure to be so licensed or qualified or in good standing would not be material to the business of the Group taken as a whole.

(b)	Authorization. The Issuer has all corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. All corporate actions on the part of the Issuer for the authorization, execution, delivery and performance of each Transaction Document and the transactions contemplated thereby, have been taken or will be taken prior to the Closing. Each Transaction Document has been duly executed and delivered by the Issuer and constitutes valid and legally binding obligations of such party, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(c)	Approvals. Each approval, authorization or consent which is required to be obtained by the Issuer in connection with the consummation of the transactions contemplated under this Agreement and the other Transaction Documents will have been obtained prior to and be effective as of the Closing.

(d)	Corporate Structure; Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Issuer and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities, as applicable, is set forth in the Disclosure Schedule. Except as set forth in the Disclosure Schedule, the Issuer does not presently own, directly or indirectly, any equity or similar interest in any other corporation, partnership, trust, joint venture, association, or other entity.

(e)	Valid Issuance. The Note, when issued and delivered by the Issuer, will constitute a senior, direct, unconditional, unsubordinated and unsecured indebtedness of the Issuer, and will at all times rank pari passu with all existing and future unsubordinated and unsecured indebtedness owed or to be owed by the Issuer. As of the Closing, the Issuer shall have duly and validly authorized for issuance such number of Conversion Shares as shall be sufficient to effect the conversion of the Note. The Conversion Shares, when issued and delivered by the Issuer to the Investor in accordance with the terms of the Convertible Senior Note, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws, the Articles and under the Transaction Documents).

(f)	Capitalization

(i)	The Disclosure Schedule provides the Issuer’s capital structure on fully-diluted and as-converted basis (including a true and correct list of all shareholders owning issued and outstanding shares of the Issuer, together with the number and class of shares held by each such shareholder) as of the date hereof and as of the Closing (which, for the avoidance of doubt, excludes any investment that may be made by any third party other than the Investor from the date hereof through the Closing).

(ii)	As of the date of this Agreement, the authorized share capital of the Issuer is US$50,000 divided into 5,000,000,000 shares of $0.00001 par value each, comprised of (i) 4,691,947,371 ordinary shares, par value of $0.00001 each, of which 2,142,922,222 ordinary shares are issued and outstanding; (ii) 184,596,297 Series Pre-A preferred shares, par value of $0.00001 each, all of which are issued and outstanding; and (iii) 123,456,332 Series A preferred shares, par value of $0.00001 each, all of which are issued and outstanding.

(g)	Compliance with Laws; Permits.

(i)	Except as set forth in the Disclosure Schedule and except as would not be or reasonably be expected to be material to the business of the Issuer and its Subsidiaries, taken as a whole, in the three (3) years prior to the date hereof, (A) the Issuer and its Subsidiaries are, and have been, in compliance with all applicable Laws, and (B) neither the Issuer nor any of its Subsidiaries, to the Knowledge of the Issuer, is or has been subject to any investigation by or for any applicable Authority with respect to any violation of any applicable law.

(ii)	Except as set forth in the Disclosure Schedule, each of the Group Companies has in effect all material approvals, authorizations, clearances, licenses, registrations, permits or certificates of the applicable Authority that are required for such Group Company to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects.

(h)	Actions. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Warrantors, threatened in writing against or affecting any Group Company or, or any of their respective directors or officers (solely in their capacity as such), except as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group taken as a whole.

(i)	Financial Information. The Issuer has provided to the Investor the unaudited consolidated balance sheet of the Group as of September 30, 2022, and the related unaudited consolidated cash flow statements and income statements for the period then ended (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with the books and records of the Issuer, (ii) present fairly, in all material respects, the financial condition of the Issuer and its Subsidiaries on a consolidated basis at the date or dates therein indicated and the results of operations for the period or periods therein specified, subject to the omission of notes thereto and normal year-end audit adjustments, and (iii) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), subject to the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the most recent balance sheet included within the Financial Statements disclose all of the Issuer’s indebtedness and liabilities, as of the date thereof (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such indebtedness and liabilities are required to be disclosed on a balance sheet in accordance with GAAP applied on a consistent basis, except for indebtedness and liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the business of the Issuer and its Subsidiaries, taken as a whole

(j)	Material Contracts. Except for any Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Material Contract is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and, to the Knowledge of the Issuer, represents the legal, valid and binding obligations of the counterparties thereto. Except as set forth in the Disclosure Schedule, and except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the business of the Group taken as a whole, the applicable Group Company has duly performed all of its material obligations under each Material Contract to which it is a party to the extent such obligations to perform have accrued, (y) no breach or default thereunder by the Group with respect thereto, or, to the Knowledge of the Issuer, any other party or obligor with respect thereto, has occurred, and (z) no event has occurred that with notice or lapse of time, or both, would constitute such a default or breach of such Material Contract by the Issuer or any of its Subsidiaries or, to the Knowledge of the Issuer, any other party thereto, or would entitle any third party to prematurely terminate any Material Contract. No Group Company has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate, or not renew, any Material Contract.

(k)	Intellectual Properties.

(i)	IP Ownership. Each applicable Group Company has made all required filings and registrations (and corresponding payments of fees therefor) to the applicable Authority in connection with issuances, registrations and applications for the Company Registered IP in all material respects. Each item of Company Registered IP is subsisting and, to the Knowledge of the Issuer and other than any Company Registered IP in the application process, valid and enforceable. The Group Companies have good and valid title to and exclusively own all right, title and interest in and to each item of Company Registered IP and other material Company Owned IP, free and clear of any Liens (except for licenses of Intellectual Property granted by the Issuer or any of its Subsidiaries in the ordinary course).

(ii)	Infringement, Misappropriation and Claims. Except as set forth in the Disclosure Schedule, neither the Issuer nor any of its Subsidiaries violates, infringes or misappropriates, or in the three (3) years prior to the date hereof, has violated, infringed or misappropriated, any Intellectual Property of any Person in any material respect, nor has the Issuer or any of its Subsidiaries received in the three (3) years prior to the date hereof any written notice alleging any of the foregoing. During the three (3) years prior to the date hereof, (i) to the Knowledge of the Issuer, no Person has violated, infringed or misappropriated any Company Owned IP in any material respect and (ii) neither the Issuer nor any of its Subsidiaries has given any written notice to any other Person alleging any of the foregoing.

(l)	Employment Matters.

(i)	Except as set forth in the Disclosure Schedule and except as would not be material to the business of the Group taken as a whole, (i) each Group Company has, for the three (3) years prior to the date hereof, complied with all applicable Laws relating to employment and labor, and (ii) there is no pending or, to the Knowledge of the Issuer, threatened in writing claim relating to the violation of any applicable Law by the Issuer or any of its Subsidiaries related to labor or employment;

(ii)	There has not been, and there is not now pending or, to the Knowledge of the Issuer, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage or any unfair labor practice charge against any Group Company. No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral Contract, commitment or arrangement with any labor union or any collective bargaining agreements.

(m)	Tax Matters. Except as set forth in the Disclosure Schedule, each Group Company (i) has timely filed (taking into account any extensions) all material Tax Returns that are required to be filed by or with respect to it with any applicable Authority, and (ii) has timely paid or will timely pay all Taxes owed by it which are due and payable, except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by, and no written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of a Group Company has been received from, any applicable Authority, and no dispute or assessment relating to such Tax Returns or such Taxes with any such applicable Authority is currently outstanding.

(n)	No Registration. Assuming the accuracy of the Investor’s representations and warranties set forth in clause 5.2, in connection with the offer, sale and delivery of the Note and the Conversion Shares in the manner contemplated by this Agreement, no registration under the Securities Act is required for the offer and sale of the Note and the Conversion Shares (the “Securities”) by the Issuer to the Investor or for the conversion of the Notes.

(o)	No General Solicitation. Neither the Issuer nor any person acting on its behalf has offered or sold the Note or the Conversion Shares by any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed e-mail; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(p)	Other Agreements. The definitive agreements the Issuer has entered, or will enter, into with any other third party in connection with any private placement of convertible notes with an investment term of no longer than eighteen (18) months in connection with the Listing (the “Other Agreements”) reflect or will reflect the same conversion price and the same type of securities issuable upon conversion of such convertible notes, and the same conversion and redemption mechanism (other than the procedural provisions thereof) of such convertible notes and rights attached to such securities (collectively, the “Material Terms”) that are no more favorable to such third party thereunder than those provided to the Investor under this Agreement.

Except for this clause 5.1, the Issuer makes no express or implied representation or warranty (oral or written) with respect to the Group Companies or their respective businesses, assets or conditions (financial or otherwise), and the Issuer hereby disclaims any such other representations or warranties, if any, and all other warranties expressed or implied by law, trade, custom, usage or otherwise are hereby expressly excluded by the Issuer.

Representations and Warranties of the Investor

5.2	The Investor hereby represents and warrants to the Issuer as of the date hereof as follows:

(a)	Organization and Good Standing. The Investor is (i) duly incorporated, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, and (ii) has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. It is not in receivership or liquidation and has taken no steps to enter into liquidation, and no petition has been presented for the winding-up of the Investor.

(b)	Authorization. The Investor has all corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to carry out and perform its obligations hereunder and thereunder. The execution and delivery by the Investor of this Agreement and the performance by the Investor of the transactions contemplated hereunder have been duly authorized by all necessary corporate or other action of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to Enforceability Exceptions.

(c)	Investor Status. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), (ii) is acquiring the Securities only for its own account and not for the account of others, or if the Investor is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or an institutional “accredited investor” and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws. The Investor is not an entity formed for the specific purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c). The purchase of the Securities by the Investor has not been solicited by or through anyone other than the Issuer.

(d)	No Registration. The Investor acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and, that the Securities have not been registered under the Securities Act and the Issuer is not required to register the Securities except as set forth in Schedule 3. The Investor acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur solely outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions. The Investor further represents and warrants that it will not sell, transfer or otherwise dispose of the Securities or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act, and that any certificates representing the Securities shall contain a restrictive legend to the following effect:

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF ANY TRANSACTION UNDER CLAUSE (B), THE ISSUER RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO CONFIRM THE EXEMPTION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

(e)	Restricted Securities. The Investor acknowledges and agrees that the Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Investor acknowledges and agrees that the Securities will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Securities.

(f)	No General Solicitation. The Investor became aware of this offering of the Securities solely by means of direct contact between the Investor, on one hand, and the Issuer or a representative of the Issuer, on the other hand, and the Securities were offered to the Investor solely by such direct contact. The Investor did not become aware of this offering of the Securities, nor were the Securities offered to the Investor, by any other means. The Investor acknowledges that the Securities (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g)	No Public Market. The Investor understands that no public market now exists for the Securities, and that the Issuer has made no assurances that there will ever be a public market for the Note or the Conversion Shares.

6.           RESTRICTIONS ON DISPOSITION

The Issuer shall not assign or transfer this Agreement or any Note, as applicable, or any of its rights, interests or obligations hereunder or thereunder, in whole or in part, to any person without the prior written consent of the Holder. The Investor may transfer its rights, interests or obligations under this Agreement to its Affiliates without any limitation. Except as otherwise expressly provided herein, the Investor shall not assign or transfer this Agreement or any Note, or any of its rights, interests or obligations hereunder or thereunder, in whole or in part, to any person without the prior written consent of the Issuer.

7.           USE OF PROCEEDS

The Issuer shall use the proceeds from the subscription of the Note only for working capital requirements and other general corporate purposes (including but not limited to business expansion, capital expenditure, new product development, talent acquisition, operating expenses, investments and mergers and acquisitions, and fees and expenses in connection with the issuance of the Note).

8.	EXPENSES

Each Party shall bear its own costs and expenses in connection with (i) the preparation and negotiation of this Agreement and the other Transaction Documents, (ii) its performance under this Agreement and the other Transaction Documents and (iii) the consummation of the transactions contemplated hereby and thereby, including all fees and expenses of such Party’s agents, representatives, financial and legal advisors and accountants.

9.	COVENANTS

9.1	Prior to the conversion of the Note into Conversion Shares, the Issuer shall have duly authorized and validly reserved for issuance such number of Conversion Shares as shall be sufficient to effect the conversion of the Note.

9.2	If the Note is converted into the Conversion Shares pursuant to Section 3.1 of the Note, the Issuer shall ensure that the Investor shall be entitled to the same rights of other investors participating in the PIPE Investment, if applicable, including the rights set out in Schedule 3 with respect the Conversion Shares.

9.3	The Issuer shall use its commercially reasonable efforts to cause the transfer agent to remove the legend set forth above in Section 5.2(d), at the Investor’s request, when the Shares are permitted to be sold pursuant to Rule 144 under the Securities Act or an effective registration statement.

9.4	The Issuer hereby covenants that it shall use its commercially reasonable efforts to (a) obtain PIPE Investment in an aggregate amount of no less than US$300 million (which shall include, for the avoidance of doubt, all of the PIPE Investment subscribed by the investors listed under Section 9.4 of the Disclosure Schedule) as soon as practicable following the Closing, and (b) consummate the Listing.

9.5	During the period beginning on the date hereof and ending on the date on which the Note is redeemed in full or (if earlier) the date that the Note has been fully converted into the Conversion Shares, the Issuer hereby covenants that it shall provide the Investor with material information on the business operations and financial condition of the Group, at the Investor’s reasonable request; provided, that no such information shall be provided to the extent such information constitutes “material non-public information” as reasonably determined in writing by the Issuer (after consultation with its U.S. counsel).

9.6	The Issuer hereby covenants that if it has granted to any other investor under any Other Agreements any Material Terms more favorable than those granted to the Investor under the Transaction Documents, it shall notify the Investor promptly after entering into such Other Agreements, and upon the Investor’s request, the Issuer shall promptly amend any Transaction Documents as necessary to provide terms and conditions substantially identical to such more favorable Material Terms to the Investor, as applicable.

10.           CONFIDENTIALITY

10.1	Each Party undertakes that it shall, and shall procure that its Affiliates, shareholders, directors, officers, employees, agents and professional and other advisers (collectively, its “Representatives”) will, use its best endeavours to keep confidential at all times and not permit or cause the disclosure of any information (other than to its Representatives) which it may possess or acquire before, on or after the date of this Agreement relating to the provisions of, and negotiations leading to, this Agreement or the other Transaction Documents and the performance of the obligations hereunder or thereunder (such information, “Confidential Information”).

10.2	Each Party shall alert the other Parties as soon as reasonably practicable after it becomes aware of any unauthorized use or disclosure, or suspected unauthorized use or disclosure of Confidential Information.

10.3	Any release of Confidential Information by any Party, privately or to the public, shall be subject to the prior written approval of the other Party. Notwithstanding the foregoing, Confidential Information may be disclosed by any Party:

(a)	if the Confidential Information is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)	after giving prior notice to the concerned Party or Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent requested or required under the rules of any stock exchange on which the shares of a Party or its parent company are listed or by applicable laws or governmental regulations or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement;

(c)	to its shareholders and Representatives who need to know such information for the purpose of assisting the Parties in the transactions contemplated and performance of the obligations under this Agreement and the other Transaction Documents; and

(d)	to its current or prospective investors, provided that such persons are bound by appropriate confidentiality obligations at least as strict as the confidentiality provisions hereunder.

11.           INDEMNIFICATION

11.1	From and after the Closing, subject to the limits set forth in this clause 11, the Issuer shall indemnify, defend and hold harmless the Investor, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Indemnitees”) from and against any and all losses, costs, liabilities, damages and expenses, including reasonable attorneys’ fees and disbursements in connection therewith (collectively, the “Indemnifiable Liabilities”), incurred by any Indemnitee as a result of or arising out of any breach by the Issuer of any representation, warranty, covenant, obligation or agreement contained in the Transaction Documents.

11.2	Except in the case of fraud, willful misconduct or gross negligence,

(a)	the aggregate liability of the Issuer for Indemnifiable Liabilities incurred by the Investor (to the extent such claim brought by the Investor occurs prior to the date on which the Investor delivers the Redemption Notice (as defined under the Convertible Senior Note) to the Issuer upon occurrence of an Event of Default under Section 2.5(c) of the Note pursuant to the terms of the Note and continues thereafter), together with any payment obligation of the Issuer to such Investor as a result of occurrence of an Event of Default under Section 2.5(c) of the Note, shall not exceed the aggregated amount of the Purchase Price and all interests accrued on the Note (as applicable), provided that this limit on liability shall not apply to any other payment obligation of the Issuer under the Transaction Documents or the Issuer’s obligations to deliver any relevant Conversion Shares in accordance with this Agreement and shall not apply to the Issuer’s obligations under Section 7(a) of Schedule 3 attached hereto;

(b)	the Issuer shall not be liable to the Indemnitees in respect of any claim under this Agreement for any breach of the Issuer’s representations or warranties unless: (i) the Investor has given the Issuer written notice of the claim (stating in reasonable detail the nature of the claim and, if practicable, the amount claimed) on or before the date that is one (1) year from the Closing Date; and (ii) the aggregate amount of the Indemnifiable Liabilities suffered or incurred by such Indemnitees thereunder exceeds US$1,000,000, in which case the Issuer shall be liable to the Indemnitees for the full amount of the Indemnifiable Liabilities ;

(c)	notwithstanding any other provision to the contrary, the Issuer shall not be liable for any consequential, exemplary, punitive, special, indirect or incidental damages, including, without limitation, loss of profits or revenue.

11.3	For the avoidance of doubt, if the Investor chooses to require the Issuer to redeem the Note as a result of occurrence of an Event of Default under Section 2.5(c) of the Note and no claim has been brought by the Investor under this clause 11, the Investor shall no longer be entitled to claim any Indemnifiable Liabilities under this clause 11 upon full receipt of the Redemption Price pursuant to the Note.

12.           TERMINATION

12.1	This Agreement shall terminate as among the Parties upon the earliest to occur of:

(a)	the mutual written consent of the Issuer and the Investor;

(b)	the delivery of written notice to terminate by either the Issuer or the Investor if Closing shall not have occurred by the date that is three (3) months (or such other date as may be agreed by the Issuer and the Investor) after the date of this Agreement; provided, however, that such right to terminate this Agreement under this clause 12.1(b) shall not be available to any Party whose failure to fulfil any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of Closing to occur on or prior to such date;

(c)	the Onshore Transfer Agreement is terminated pursuant to its termination clause thereof; or

(d)	by the Issuer or the Investor in the event that any Authority shall have issued an order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order or other action shall have become final and non-appealable.

12.2	If this Agreement is terminated pursuant to clause 12.1, this Agreement shall become null and void and of no further force and effect, except that the Surviving Provisions shall remain in full force and effect; provided that nothing herein shall relieve any Party from liability for any breach of this Agreement that occurred prior to such termination.

13.           NOTICES

13.1	Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address or number of the relevant Party as set out in clause 13.2 (or at such other address or number as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this clause 13.1). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognised courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organisation, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

13.2	The addresses, fax numbers and electronic mail addresses of the Parties for the purpose of clause 13.1 are as follows:

If to the Issuer:

Address:	No. 800 Century Avenue, Pudong District, Shanghai 200120, People’s Republic of China

For the attention of:	Alexious Lee, Chief Financial Officer

Email:	******

If to the Investor:

Address:	******

For the attention of:	******

Email:	******

14.           MISCELLANEOUS

14.1	Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties agrees to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

14.2	No Third Party Rights. Except to the extent otherwise set out herein, no person other than the Parties to this Agreement shall have any right to enforce, or enjoy the benefit of, any of the provisions of this Agreement.

14.3	Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies that such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party. Without limiting the foregoing, the Parties acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything in this Agreement to the contrary, any Party shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

14.4	Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal or unenforceable under any applicable law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality or enforceability of such provision in any other jurisdiction.

14.5	Amendments and Waivers. No term of this Agreement may be amended, modified or supplemented, and no provision hereof may be waived, except by a written instrument executed by all the Parties. Any amendment effected in accordance with this clause 14.5 shall be binding upon each Party. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Party against whom such waiver is sought.

14.6	No Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

14.7	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.8	Entire Agreement. This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof. This Agreement shall take effect and become binding on and enforceable against the parties upon execution hereof.

14.9	Counterparts. This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

15.           GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereunder.

15.2	The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations fail to resolve the dispute within fifteen (15) days after the commencement of the negotiation, clause 15.3 shall apply.

15.3	In the event the Parties are unable to resolve a dispute between them regarding this Agreement in accordance with clause 15.2 above, such dispute shall be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force at the time of commencement of the arbitration. The seat of arbitration shall be Hong Kong. There shall be three arbitrators. The claimant and respondent shall each nominate one (1) arbitrator and the third arbitrator shall be appointed by the HKIAC. The arbitration proceedings shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

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SCHEDULE 1

FORM OF CONVERTIBLE SENIOR NOTE

SCHEDULE 2

DISCLOSURE SCHEDULE

SCHEDULE 3

REGISTRATION RIGHT

1.	In the event that the Conversion Shares are issued upon completion of the De-SPAC Transaction and such Conversion Shares are not registered in connection with the consummation of the transactions contemplated thereby, the Issuer agrees that, within forty-five (45) calendar days after the date of completion of the De-SPAC Transaction (the “Transaction Closing Date”), it will file with the U.S. Securities and Exchange Commission (the “SEC”) (at the Issuer’s sole cost and expense), a registration statement registering the resale of the Conversion Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof; provided, however, that the Issuer’s obligations to include such shares in the Registration Statement are contingent upon the Investors furnishing in writing to the Issuer such information regarding the Investors, the securities of the Issuer beneficially owned by the Investor and the intended method of disposition of the Conversion Shares as shall be reasonably requested by the Issuer to effect the registration of the Conversion Shares, and the Investor shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder.

2.	The Issuer shall provide to the Investor (i) extracts from the draft of the Registration Statement which contain information regarding such Investor for review at least five (5) business days in advance of filing the Registration Statement and (ii) with respect to any subsequent filings related to the Registration Statement, updates to the foregoing extracts only to the extent such extracts materially change. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the opportunity to withdraw from the Registration Statement.

3.	The Issuer agrees to, except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to cause such Registration Statement, or another shelf registration statement that includes the Conversion Shares to be issued pursuant to this Agreement, to remain effective until the earliest of (i) the second anniversary of the Transaction Closing Date, (ii) the date on which the Investor ceases to hold any Conversion Shares, or (iii) on the first date on which all Conversion Shares held by or issuable to the Investor pursuant to this Agreement may be sold under Rule 144 promulgated under the Securities Act (“Rule 144”) without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”).

4.	The Issuer will use all commercially reasonable efforts, at all times from the Transaction Closing Date through the End Date, to satisfy any applicable continuing listing requirements of the stock exchange on which the shares of the Issuer are then listed. The Investor agrees to disclose its ownership to the Issuer upon request to assist it in making the determination with respect to Rule 144 described in clause (iii) of Section 3 above. The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form F-3 at such time after the Issuer becomes eligible to use such Form F-3. The Investor acknowledges and agrees that the Issuer may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that any such suspension shall be for the shortest period of time, determined in good faith by the Issuer’s board of directors to be necessary for such purpose.

5.	The Issuer shall use its commercially reasonable efforts to file all reports and other materials required to be filed by the Exchange Act to the extent required to enable the Investor to sell the Conversion Shares under Rule 144 for so long as the Investor holds Conversion Shares.

6.	Notwithstanding anything to the contrary in this Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Investor not to sell under the Registration Statement or to suspend the effectiveness thereof, if (a) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond the Issuer’s control, (b) the Issuer determines that in order for the Registration Statement to not contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by the Issuer or its Subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Issuer reasonably believes would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor agrees that (i) it will immediately discontinue offers and sales of the Conversion Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales; provided, for the avoidance of doubt, that the Issuer shall not include any material non-public information in any such written notice. If so directed by the Issuer, the Investor will deliver to the Issuer or destroy all copies of the prospectus covering the Conversion Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Conversion Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

7.	Indemnification.

(a)	The Issuer agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Issuer by or on behalf of the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any other law, rule or regulation thereunder; provided, however, that the indemnification contained in this Section 7(a) shall not apply to amounts paid by the Investor in settlement of any losses, claims, damages, liabilities or out-of-pocket expenses if such settlement is effected without the consent of the Issuer, which consent shall not be unreasonably withheld. In no event shall the liability of the Issuer be greater than the proceeds received by such Holder in the offering giving rise to such indemnification obligation.

(b)	In connection with any Registration Statement in which the Investor is participating, the Investor agrees to indemnify and hold harmless the Issuer, its directors and officers and agents and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained (or not contained, in the case of an omission) in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use therein; provided, however, that the liability of the Investor shall be several and not joint with any other selling shareholder and in no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Conversion Shares issued pursuant to this Agreement giving rise to such indemnification obligation.

(c)	Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel it elects in its sole discretion. If such defense is assumed, the indemnifying party will not be liable to the indemnified party for any legal or other expenses incurred by the indemnified party and shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)	The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Conversion Shares issued pursuant to this Agreement.

(e)	If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(e) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 7(e) by any seller of the Conversion Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Conversion Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

LOTUS TECHNOLOGY INC.

By:	/s/ FENG Qingfeng
Name:	FENG Qingfeng
Title:

[Signature Page to Convertible Note Purchase Agreement]

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

Momenta Global Limited

By:	/s/ CAO Xudong
Name:	CAO Xudong
Title:

[Signature Page to Convertible Note Purchase Agreement]